Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3, No. 333-220491, Registration Statement on Form S-8, No. 333-171996, Registration Statements on Form S-4, Nos. 333-228788, each as amended, of The First Bancshares, Inc. of our reports dated March 18, 2019 on the consolidated financial statements and the effectiveness of internal control over financial reporting of The First Bancshares, Inc. and subsidiary, which are included in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ CROWE LLP

Atlanta, Georgia

March 18, 2019